Exhibit 99.2

200 West Street | New York, NY 10282-2198

Tel: 212-902-1000 | Fax: 212-902-3000

April 5, 2024

Board of Directors

McGrath RentCorp

5700 Las Positas Road

Livermore, CA 94551

Re: Registration Statement on Form S-4 of WillScot Mobile Mini Holdings Corp., filed April 5, 2024 (the “Registration Statement”)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated January 28, 2024 (“Opinion Letter”), with respect to the fairness from a financial point of view to the holders (other than WillScot Mobile Mini Holdings Corp. (“Parent”) and its affiliates) of the outstanding shares of common stock, no par value (the “Company Shares”), of McGrath RentCorp (the “Company”) of the Aggregate Consideration (as defined below) to be paid to such holders of the Company Shares, pursuant to the Agreement and Plan of Merger, dated as of January 28, 2024 (the “Agreement”), by and among Parent, Brunello Merger Sub I, Inc., a wholly owned subsidiary of Parent, Brunello Merger Sub II, LLC, a wholly owned subsidiary of Parent, and the Company. Pursuant to the Agreement and on the terms and subject to the conditions set forth in the Agreement each issued and outstanding Company Share (other than Excluded Shares (as defined in the Agreement)) will be converted into the right to receive, at the election of the holder thereof, either (i) 2.8211 shares of common stock, par value $0.0001 per share, of Parent (in the aggregate, the “Stock Consideration”) or (ii) $123.00 in cash per Company Share (in the aggregate, the “Cash Consideration”; and the aggregate of the Stock Consideration and the Cash Consideration paid for all issued and outstanding Company Shares, the “Aggregate Consideration”), subject to proration and certain other procedures and limitations contained in the Agreement, as to which procedures and limitations we are expressing no opinion.

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein. We understand that the Company has determined to include our opinion in the Registration Statement. In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Summary—Opinion of McGrath’s Financial Advisor,” “The Transaction— Background of the Transaction,” “The Transaction—McGrath Board’s Recommendation and Reasons for the Transaction,” “The Transaction—Opinion of McGrath’s Financial Advisor” and “The Transaction—Certain Unaudited Prospective Financial Information” and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman Sachs & Co. LLC

(GOLDMAN SACHS & CO. LLC)